Insider Trading Policy

Policy No. LEG905.4	Effective Date: March 18, 2025

This Insider Trading Policy (the “Policy”) contains the following sections:

1.0     General
2.0     Definitions
3.0     Statement of Policy
4.0    Certain Exceptions
5.0    Additional Restrictions and Procedures Applicable to Certain Insiders
6.0    Prohibited Transactions for All Insiders
7.0    10b5-1 Plans
8.0    Potential Criminal and Civil Liability and/or Disciplinary Action
9.0    Broker Requirements for Section 16 Persons
10.0    Confidentiality
11.0    Legal Effect of this Policy
12.0    Administration of this Policy
13.0    Company Transactions

1.0General
1.1Academy Sports and Outdoors, Inc. and its subsidiaries (collectively, the “Company” or “Academy”), their directors, officers and employees, and any contractors or consultants who may have access to Material Non-Public Information (each as defined below) whom the Company has notified as such (collectively, “Company Personnel”), “family members” (as defined below) of Company Personnel, and trusts, corporations and other entities controlled, influenced or managed by any such persons (“controlled entities,” and together with family members, “Related Persons”) (collectively, “Insiders”) must, at all times, comply with the securities laws of the United States and all applicable jurisdictions.
1.2Federal securities laws prohibit insider trading. Simply stated, “insider trading” occurs when a person purchases, sells, or makes other transfers of company securities while in possession of Material Non-Public Information about such company or its securities, or when a person provides that information to others who then trade (an activity commonly known as “tipping”). In the normal course of business, Company Personnel may come into possession of Material Non-Public Information concerning the Company or Business Partners (as defined below). Therefore, the Company has established this Policy with respect to trading in its securities and securities of Business Partners and the disclosure or use of Material Non-Public Information regarding the Company and its Business Partners. Anyone violating insider trading laws is subject to personal liability and could face civil fines and/or criminal penalties, including a term of incarceration. See Section 8.0.
1.3In addition to complying with the law, Insiders must exercise judgment to also avoid even the appearance of impropriety. Because the penalties for insider trading (including tipping) can be severe, both for individuals involved in unlawful conduct and their employers and supervisors, compliance with this Policy by Insiders is absolutely mandatory. Any violation of this Policy could subject you to disciplinary action, up to and including termination. See Section 8.0
1.4This Policy is intended to protect Insiders and the Company from insider trading violations. However, the matters set forth in this Policy are not intended to replace your

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responsibility to understand and comply with the legal prohibition on insider trading. Appropriate judgment should be exercised in connection with all securities trading. If you have specific questions regarding this Policy or applicable law, please contact the Legal Department.
1.5Academy reserves the right to amend or modify this Policy from time to time, upon approval of Academy’s Board of Directors.
2.0Definitions
2.1Family Members. For purposes of this Policy, the term “family members” includes family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control. Company Personnel are responsible for the transactions of their family members and therefore should make them aware of the need to confer with them before they trade in the Company’s securities.
2.2Material. Information is generally considered “material” if a reasonable investor would consider it important in deciding whether to buy, sell or hold a security. The information may concern the Company or another company and may be positive or negative. Information that something is likely to happen or even just that it may happen can be material. In addition, it should be emphasized that material information does not have to relate to a company’s business; information about the contents of a forthcoming publication in the financial press that is expected to affect the market price of a security could well be material. Insiders should assume that information that would affect their consideration of whether to trade, or which might tend to influence the price of the security, is material.
Examples of material information may include, but are not limited to:
•quarterly or annual results;
•guidance on earnings estimates and changing or confirming such guidance on a later date or other projections of future performance;
•mergers, acquisitions, tender offers, joint ventures, or changes in assets;
•developments regarding products, services, or technologies;
•developments regarding the Company’s material intellectual property;
•developments regarding customers, vendors, partners, or suppliers, including the acquisition or loss of an important contract;
•changes in control or in management or the board of directors;
•changes in compensation policy;
•changes in or disputes with the Company’s independent registered public accounting firm or notification that the Company may no longer rely on such firm’s report;
•financings, borrowings, and other events involving the Company’s debt instruments and securities (e.g., defaults on loans or debt securities, calls of securities for redemption, refinancings, amendments, share repurchase

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Policy No. LEG905.4	Effective Date: March 18, 2025

plans, stock splits, public or private sales of securities, changes in dividends and changes to the rights of security holders or secondary offerings);
•changes in debt or equity ratings;
•significant write-offs;
•significant pending or threatened litigation or governmental investigations or significant developments with respect to litigation or governmental investigations;
•significant cybersecurity events or incidents; and
•developments regarding liquidity, bankruptcy, corporate restructuring, or receivership.
If you are unsure whether information is material, you should either consult the Legal Department before making any decision to disclose such information or to trade in securities to which that information relates or you should assume that the information is material and not trade. You should keep in mind that the U.S. Securities and Exchange Commission (“SEC”) rules and regulations provide that the mere fact that a person is aware of the information is a bar to trading. It is no excuse that such person’s reasons for trading were not based on the information.
2.3Non-Public Information. For the purpose of this Policy, information is “Non-Public” until three criteria have been satisfied:
First, the information must have been widely disseminated in a manner designed to reach investors generally. Generally, Insiders should assume that information has NOT been widely disseminated unless one or more of the following has occurred:
•it has appeared in a publicly available press release issued by the Company or other applicable company through a widely disseminated news or wire service or a publicly available filing made with the SEC or it has been released to the public by means of a widely disseminated statement from a senior officer in compliance with Regulation FD;
•it has been carried by a national television news service; and/or
•it has been carried in a national financial or general news service such as Reuters, Bloomberg, or the Associated Press.
Second, the information disseminated must be some form of “official” announcement or disclosure. In other words, the fact that rumors, speculation, or statements attributed to unidentified sources are public and information made available to a select group of analysts or brokers or institutional investors are insufficient to be considered widely disseminated even when the information is accurate.
Third, after the information has been disseminated, a period of time must pass sufficient for the information to be absorbed by the general public. As a general rule, for purposes of this Policy, information should not be considered fully absorbed until at least two (2)

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business days (defined below) have elapsed after the information is disseminated in a national news medium or disclosed in a filing with the SEC. The term “business day” has the meaning ascribed to such term in Section 19(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 19b-4 thereunder, refers to a day other than a Saturday, Sunday, Federal holiday, a day that the U.S. Office of Personnel Management has announced that Federal agencies in the Washington, D.C. area are closed to the public, a day on which the SEC is subject to a Federal government shutdown, or a day on which the SEC’s Washington, D.C. office is otherwise not open for regular business.
As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Legal Department or assume that the information is Non-Public and treat it as confidential.
2.4Section 16 Persons. The term “Section 16 Persons” means the directors and officers (as defined in Rule 16a-1 under the Exchange Act) of Academy Sports and Outdoors, Inc.
2.5Security or Securities. The term “security” or “securities” is defined very broadly by the securities laws and includes stock (common and preferred, including any stock acquired upon exercise or settlement of equity awards pursuant to Academy’s stock plans), stock options, warrants, bonds, notes, debentures, convertible instruments, put or call options (i.e., exchange-traded options), or other similar instruments.
2.6Trade or Trading. The term “trade” or “trading” (i) means broadly any purchase, sale or other transaction to acquire, transfer or dispose of securities, including, but not limited to, derivative exercises, gifts or other contributions, pledges, exercises of stock options granted under the Company’s stock/equity plans, sales of stock acquired upon the exercise of options or settlement of other equity awards, and elections concerning Company securities in, and similar transactions made under an employee benefit plan such as a 401(k) plan or employee stock purchase plan (“ESPP”), but (ii) shall not include the issuance of shares by the Company upon exercise, vesting or settlement, as applicable of stock options, restricted stock or restricted stock units or other equity-based awards granted under the Company’s stock plans or net share settlement associated with such events (except exercise of options is subject to pre-clearance as discussed below under Section 4.0) and other transactions set forth in Section 4.0 below to the extent they are subject to an exception from this Policy.
3.0Statement of Policy
3.1No Insider may trade the Company’s securities at any time when the Insider has Material Non-Public Information concerning the Company or its securities.
3.2No Insider may trade securities of another company with which the Company has a business relationship, such as customers, vendors, partners, or suppliers, or that is involved in a potential transaction or business relationship with the Company (such companies, “Business Partners”) at any time when the Insider has Material Non-Public Information about that company or its securities that was obtained as a result of the Insider’s employment or relationship with the Company. Furthermore, Insiders should understand that in certain situations, U.S. or other securities laws may also prohibit trading (or recommending or suggesting that anyone else trade) in the securities of any other company while the person has Material Non-Public Information obtained in the course of the person’s employment or service with the Company, even if not directly about the other company, could materially affect the market price for securities of that other company.

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3.3No Insider may disclose, or tip Material Non-Public Information to any other person (including family members), and no Insider may make trading recommendations based on Material Non-Public Information. In addition, Insiders should take care before trading on the recommendation of others to ensure that the recommendation is not the result of an illegal “tip.”
3.4No Insider who receives or has access to the Company’s Material Non-Public Information may comment on stock price movements or rumors of other corporate developments (including discussions in Internet chat rooms, message boards or via social media) that are of possible significance to the investing public unless it is part of the Insider’s job (such as Investor Relations) or the Insider has been specifically authorized in accordance with the Company’s Policies and Procedures for Compliance with Regulation FD. If you provide an unauthorized comment on corporate developments, stock price movements or rumors or disclose Material Non-Public Information to a third party, you must contact the Legal Department immediately.
3.5In addition, it is generally the practice of the Company not to respond to inquiries and/or rumors concerning the Company’s affairs. If you receive inquiries concerning the Company from securities analysts, other members of the financial community or the media, you should refer such inquiries, without comment, to the Chief Financial Officer, the Chief Legal Officer, the head of Investor Relations, or their respective designees.
3.6Any member of Company Personnel who is aware of Material Non-Public Information when he or she ceases to be part of Company Personnel, may not trade directly or indirectly, through Related Persons, in the Company’s securities until that information has become public or is no longer material. In addition, this Policy continues in effect for all Restricted Persons until the opening of the first Window Period (see Section 5.1) after termination of employment or relationship with the Company, except that, unless notified otherwise by the Company, the pre-clearance requirements set forth in Section 5.6 continue to apply to Restricted Persons until the later of ninety (90) days or the opening of the first Window Period following the termination of employment or relationship with the Company. See Section 5.3.
4.0Certain Exceptions
Unless otherwise indicated below, the prohibition on trading in the Company’s securities set forth in Section 3.0 above and other restrictions set forth in this Policy do not apply to:
•Transferring shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, transferring shares from one brokerage account to another brokerage that you control, or to an inter vivos trust of which you are the sole beneficiary during your lifetime).
•The exercise of stock options (including any net-settled stock option exercise to cover exercise price and tax withholding) pursuant to Academy’s stock plans; however, the sale of any stock acquired upon such exercise, including as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or to satisfy tax withholding requirements, is subject to this Policy, and further, any exercise of stock options is subject to pre-clearance under Section 5.0 below, if applicable.
•The withholding (whether mandated by the Company or pursuant to a tax withholding right) of shares of restricted stock, shares underlying restricted stock units or shares subject to a stock option to satisfy tax withholding requirements;

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however, the sale of any stock for the purpose of generating cash needed to satisfy tax withholding requirements is subject to this Policy.
•The execution of transactions pursuant to a trading plan that complies with Rule 10b5-1 under the Exchange Act and which has been approved by the Legal Department. See Section 7.1.
•Sales of the Company’s securities as a selling stockholder in a registered public offering in accordance with applicable securities laws.
•To the extent the Company offers its securities as an investment option in the Company’s 401(k) plan, the purchase of stock through the Company’s 401(k) plan through regular payroll deductions; however, elections to participate in such plan, the sale of any such stock and the election to transfer funds into or out of, or a loan with respect to amounts invested in, the Company stock fund are subject to this Policy.
•To the extent that the Company offers its securities as an investment option in an ESPP, the purchase of stock under the ESPP through regular payroll deductions; however, elections to enroll in such plan, the sale of any such stock purchased pursuant to the ESPP and changing instructions regarding the level of withholding contributions which are used to purchase stock are subject to this Policy.
•To the extent the Company offers a dividend reinvestment plan (“DRIP”), the purchase of Company stock through the DRIP arising from reinvestment of dividends paid on the Company stock; however, (i) a voluntary purchase of the Company stock that results from additional contributions a participant chooses to make to the DRIP, (ii) a participant’s election to participate, cease participation or otherwise alter his or her participation in the DRIP, and (iii) a participant’s sale of any of the Company stock purchased pursuant to the DRIP, are subject to this Policy.
5.0Additional Restrictions and Procedures Applicable to Certain Insiders
5.1Window Periods. Section 16 Persons and certain other Company Personnel who have been designated by the Company as persons who are likely to have frequent access to Material Non-Public Information in the normal course of their duties for the Company and notified by the Legal Department, as well as their respective Related Persons (collectively, “Restricted Persons”) are permitted, subject to compliance otherwise with this Policy, to engage in trading in Company securities only during the Company’s quarterly window periods described in Section 5.2 below (“Window Periods”), provided that such person is not actually aware of Material Non-Public Information about the Company or its securities. The list of Restricted Persons is updated periodically by the Legal Department in consultation with the Chief Legal Officer.
5.2Each Window Period begins upon the elapse of at least two (2) business days after the date on which the Company discloses its financial results in a Form 10-Q or Form 10-K for the prior fiscal quarter or year (with the day of disclosure being considered day zero (0) before such two (2) business days). For example, assuming a Restricted Person is not in possession of Material Non-Public Information about the Company or its securities, the person may trade after the date on which the Company discloses its financial results in a Form 10-Q or Form 10-K for the prior fiscal quarter or year, as follows (assuming no intervening SEC observed holidays):

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Disclosure Filing on:	Trading may begin on:
Monday	Thursday
Tuesday	Friday
Wednesday	Monday
Thursday	Tuesday
Friday	Wednesday
5.3Each Window Period that occurs during the first, second, and third quarters of any fiscal year closes at 3:00 pm Central Time on the Friday that is closest to two weeks prior to the end of the then-current fiscal quarter (provided, in the event that the Friday two weeks prior to the end of the then-current fiscal quarter is not a business day, the Window Period will close at 3:00 pm Central Time on the first business day preceding that Friday). Each Window Period that occurs during the fourth quarter of any fiscal year closes at 3:00 pm Central Time on the last business day of the second fiscal month of the fourth quarter. After the close of each Window Period, except as set forth in Section 4.0 above, Restricted Persons may not trade in any of the Company’s securities at least until the beginning of the next Window Period (the period of time between Window Periods is commonly referred to as a “quarterly blackout period”). Restricted Persons should be aware that the prohibition against trading while aware of, or tipping of, Material Non-Public Information about the Company or its securities applies even during a Window Period. For example, if during a Window Period, a Restricted Person becomes aware that a material acquisition or divestiture is pending or a forthcoming publication in the financial press may affect the relevant securities market, the person may not trade in the Company’s securities until the information has been made publicly available or is no longer Material. You must consult the Legal Department whenever you are in doubt.
5.4Notification of Window Periods. The Company will deliver an e-mail (or other communication) notifying all Restricted Persons when the Window Period will open and when the Window Period will close. The Company’s delivery or non-delivery of these e-mails (or other communication) does not relieve Insiders of their obligation to only trade in the Company’s securities in full compliance with this Policy.
5.5Suspension of Trading. From time to time, the Company may require that certain Insiders suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public. Such suspension may involve suspending or terminating a Window Period. In such events, all those Insiders who have been notified by the Legal Department that they are subject to the event-specific suspension of trading (“special blackout”) shall not trade in the Company’s securities while the special blackout is in effect and shall not disclose the existence of the special blackout to anyone else inside or outside the Company, as the existence may itself be Material Non-Public Information. Though these special blackouts generally will arise because the Company is involved in a highly sensitive transaction, they may be declared for any reason. If the Company declares a special blackout to which you are subject, a member of the Legal Department will notify you when the blackout begins and when it ends.
5.6Pre-Clearance Procedures. Section 16 Persons and Restricted Persons notified by the Legal Department, and their respective Related Persons must obtain pre-clearance from the Legal Department (or in the case of the Chief Legal Officer, the Chief Financial Officer) in accordance with this Section 5.6 before effecting transactions in the Company’s securities, including, without limitation, any exercise of an option (whether cashless or otherwise), gifts, loans, contribution to a trust or other transfers, enrollment in or changes to ESPP, or DRIP enrollment or modification. Subject to Section 6.1, Restricted Persons may obtain from and submit a “Request for Pre-Clearance” form, on their own behalf (and/or on behalf of their Related Persons), to the Legal Department at

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legal-securities@academy.com. The Request for Pre-Clearance form must be submitted at least two (2) business days but not more than five (5) business days in advance of the proposed transaction. Approval for transactions will generally be granted only during a Window Period (described in Section 5.2 above) and the transaction may only be performed during the Window Period in which the approval was granted and in any event within three (3) business days from the date of approval. If an approved transaction is not completed within the period described above, the proposed transaction must be approved again before it may be executed. Regardless of approval, the transaction cannot be performed if the person comes into possession of Material Non-Public Information about the Company or its securities before the transaction is completed. For the avoidance of doubt, there should be no presumption that the Legal Department will approve any or all pre-clearance requests. In addition to the above, Rule 10b5-1 plans are subject to the procedures described in Section 7.0 below.
6.0Additional Prohibited Transactions for All Insiders
6.1No Short Sales or Speculative Transactions. No Insider, whether or not such person possesses Material Non-Public Information, may trade in options, warrants, puts, and calls or similar instruments on the Company’s securities or sell such securities “short” (i.e., selling stock that is not owned and borrowing the shares to make delivery). Such activities may put the personal gain of the Insider in conflict with the best interests of the Company and its securityholders or otherwise give the appearance of impropriety. No Insider may engage in any transactions (including variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of the Company’s equity securities.
6.2Margin Accounts and Pledges. No Insider, whether or not in possession of Material Non-Public Information, may purchase the Company’s securities on margin, or borrow against any account in which the Company’s securities are held, or pledge the Company’s securities as collateral for a loan.
7.010b5-1 Plans
7.110b5-1 Trading Plans. A 10b5-1 trading plan (“10b5-1 Trading Plan”) is a binding, written contract between you and your broker that specifies the price, amount, and date of trades to be executed in your account in the future or provides a written formula or algorithm, or computer program, for determining the price, amount, and date of trades that your broker will follow. You have an affirmative defense against insider trading liability for any trade made under a 10b5-1 Trading Plan that you entered into when you were not aware of Material Non-Public Information and in accordance with the specified conditions under the Exchange Act Rule 10b5-1(c). The rules regarding 10b5-1 Trading Plans are complex and you must fully comply with them in order to have the benefit of the affirmative defense. You should consult with your own legal advisor before proceeding. Under this Policy, the adoption, amendment, or termination of a 10b5-1 Trading Plan must meet the requirements set forth in this Section 7.1.
A 10b5-1 Trading Plan can only be established by an Insider when the person is not in possession of Material Non-Public Information about the Company or its securities and, in addition, for Restricted Persons and their Related Persons, only during a Window Period and when there is no blackout period in effect.
In addition, a 10b5-1 Trading Plan must be adopted in good faith and not as part of a plan/scheme to evade the prohibitions of Rule 10b5-1 of the Exchange Act. Insiders must act in good faith with respect to their 10b5-1 Trading Plans, and a 10b5-1 Trading

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Plan must not permit you to exercise any subsequent influence over how, when, or whether the purchases or sales are made. In addition, Insiders may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the 10b5-1 Trading Plan and must agree not to enter into any such transaction while the plan is in effect.
You must not trade in the Company’s securities outside of a 10b5-1 trading plan while such 10b5-1 trading plan is in effect unless such requirement is waived or modified by the Chief Legal Officer or his designee in his or her sole discretion.
A 10b5-1 Trading Plan must not permit any trades to occur until the expiration of a cooling-off period as follows:
•For Section 16 Persons, the later of (A) ninety (90) days following the adoption or modification of such plan, or (B) two (2) business days following the disclosure in a periodic report of the Company’s financial results for the fiscal quarter (i.e., Form 10-K or 10-Q, as applicable, with the day of disclosure being considered day zero (0) before such two (2) business days) in which such plan was adopted or modified (not to exceed one hundred twenty (120) days following the adoption or modification of such plan); and
•For all other Insiders, thirty (30) days following the adoption or modification of such plan.
If you are a Section 16 Person, the 10b5-1 Trading Plan must include the following certifications required by Rule 10b5-1(c)(ii)(C): (1) you are not aware of any Material Non-Public Information about the Company or the Company securities; and (2) you are adopting the 10b5-1 Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act.
Each Insider (including any Section 16 Persons) must pre-clear with the Chief Legal Officer or the Chief Legal Officer’s designee (or in the case of the Chief Legal Officer, the Chief Financial Officer) its proposed 10b5-1 Trading Plan prior to the establishment of such plan at least two (2), but not more than five (5), business days in advance of adoption in accordance with pre-clearance procedures set forth in Section 5.6. The Company reserves the right to withhold pre-clearance of any 10b5-1 Trading Plan that the Company determines is not consistent with the rules regarding such plans. Notwithstanding any pre-clearance of a 10b5-1 Trading Plan, the Company assumes no liability for the consequences of any transaction made pursuant to such plan.
If you enter into a 10b5-1 Trading Plan, your 10b5-1 Trading Plan should be structured to avoid purchases or sales shortly before known announcements, such as quarterly or annual earnings announcements. Even though transactions executed in accordance with a properly formulated 10b5-1 Trading Plan are exempt from the insider trading rules, the trades may nonetheless occur at times shortly before the Company announces material news, and the investing public and media may not understand the nuances of trading pursuant to a 10b5-1 Trading Plan. This could result in negative publicity for you and the Company if the SEC or the stock exchange were to investigate your trades.

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For Insiders (including any Section 16 Persons), any modification, amendment, or termination of a pre-approved 10b5-1 Trading Plan requires pre-clearance by the Chief Legal Officer or the Chief Legal Officer’s designee (or in the case of the Chief Legal Officer, the Chief Financial Officer). In addition, any modification of a pre-approved 10b5-1 Trading Plan as to the amount, price, or timing of the purchase or sale of the securities underlying the plan (a “Material Modification”) constitutes a termination of the existing plan and the adoption of a new 10b5-1 Plan and as such, must occur when you are not aware of any Material Non-Public Information and must comply with all other requirements of the rules regarding 10b5-1 trading plans, including the required cooling-off period and, if you are subject to Window Period restrictions, must take place during a Window Period. If you are considering administerial changes to your 10b5-1 Trading Plan, such as changing the account information, you should consult with the Chief Legal Officer or the Chief Legal Officer’s designee in advance to confirm that any such change does not constitute a Material Modification of your plan.
The termination (other than through an amendment or modification) of an existing 10b5-1 Trading Plan must be reviewed and approved in advance by the Chief Legal Officer or the Chief Legal Officer’s designee (or in the case of the Chief Legal Officer, the Chief Financial Officer) in accordance with pre-clearance procedures set forth in Section 5.0. Except in limited circumstances, the Chief Legal Officer or the Chief Legal Officer’s designee will not approve the termination of a 10b5-1 Trading Plan unless (i) you terminate a 10b5-1 Trading Plan at a time when you are not aware of Material Non-Public Information about the Company or its securities; and (ii) the Window Period is open if you are subject to Window Periods.
Subject to certain exceptions, Insiders may not have more than one 10b5-1 Trading Plan effecting trades at a time. The foregoing prohibition on overlapping 10b5-1 Trading Plans in the preceding sentence does not apply to:
•Two separate 10b5-1 Trading Plans in effect at the same time (but not trading at the same time) so long as your later-commencing plan meets all the conditions set forth in Rule 10b5-1. Please consult the Chief Legal Officer or the Chief Legal Officer’s designee with any questions regarding overlapping plans.
•Separate 10b5-1 Trading Plans for “sell-to-cover” transactions in which an Insider authorizes an agent to sell only such securities (excluding stock options) as are necessary in order to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as restricted stock and restricted stock units (a “STC 10b5-1 Trading Plan”).
•Insiders that enter into a series of 10b5-1 trading plans with different broker-dealers or other agents acting on behalf of the Insider that are treated as a single 10b5-1 Trading Plan; provided that such plans with each broker-dealer or other agent, when taken together as a whole, meet all of the appliable conditions of, and remain collectively subject to Exchange Act Rule 10b5-1(c)(1).
Other than a STC 10b5-1 Trading Plan, Insiders may not have more than one 10b5-1 Trading Plan designed to effect the open-market purchase or sale of the total amount of securities as a single transaction during any rolling 12-month period. The affirmative defense provided under Exchange Act Rule 10b5-1(c) will only be available for a single-trade plan if such Insider had not, during the preceding 12-month period, adopted

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another single-trade plan that qualified for the affirmative defense. Transactions effected pursuant to a pre-cleared 10b5-1 Trading Plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices, and amounts of the contemplated trades, or establishes a formula for determining the dates, prices, and amounts. Note that if you are a Section 16 Person, the Company may be required to disclose the material terms of your 10b5-1 Trading Plan (and may be required to disclose the material terms of Rule 10b5-1 Trading Plans of your family members and controlled entities), other than respect to price, in the Company’s periodic report for the quarter in which the 10b5-1 trading plan is adopted, terminated, or modified.
Finally, if you are a Section 16 Person, 10b5-1 Trading Plans require special care. Because in a 10b5-1 Trading Plan you can specify conditions that trigger a purchase or sale, you may not even be aware that a transaction has taken place and you may not be able to comply with the SEC’s requirement that you report your transaction to the SEC within two business days after its execution. Therefore, for Section 16 Persons, a transaction executed according to a 10b5-1 trading plan is not permitted unless the 10b5-1 trading plan requires your broker to notify the Company, specifically the Legal Department before the close of business on the day of the execution of the transaction. See Section 8.0.
8.0Potential Criminal and Civil Liability and/or Disciplinary Action
8.1Individual Responsibility. Each Insider is individually responsible for complying with the securities laws and this Policy, regardless of whether the Company has prohibited trading by that Insider or any other Insiders. Trading in securities during the Window Periods and outside of any suspension periods should not be considered a safe harbor. We remind you that, whether or not during a Window Period, you may not trade securities of the Company or securities of Business Partners based on Material Non-Public Information about the Company or its securities or Business Partner or its securities, as applicable.
You should also bear in mind that any proceeding alleging improper trading will necessarily occur after the trade has been completed and is particularly susceptible to second-guessing with the benefit of hindsight. Therefore, as a practical matter, before engaging in any transaction you should carefully consider how enforcement authorities and others might view the transaction in hindsight. Further, whether or not you possess Material Non-Public Information about the Company or any Business Partner, it is advisable that you invest in the Company’s securities or the securities of any company that has a substantial relationship with the Company from the perspective of a long term investor who would like to participate over time in the Company’s or such company’s earnings growth.
8.2Controlling Persons. Federal securities laws provide that, in addition to sanctions against an individual who trades illegally, penalties may be assessed against what are known as controlling persons with respect to the violator. The term “controlling person” is not defined, but includes employers (i.e., the Company), its board members, officers, and managerial and supervisory personnel. The concept is broader than what would normally be encompassed by a reporting chain. Individuals may be considered controlling persons with respect to any other individual whose behavior they have the power to influence. Liability can be imposed only if two conditions are met. First, it must be shown that the controlling person knew or recklessly disregarded the fact that a

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violation was likely. Second, it must be shown that the controlling person failed to take appropriate steps to prevent the violation from occurring. For this reason, the Company’s supervisory personnel are directed to take appropriate steps to ensure that those they supervise, understand, and comply with the requirements set forth in this Policy.
8.3Potential Sanctions.
(i)Liability for Company Insider Trading and Tipping. Insiders, controlling persons and the Company may be subject to civil penalties, criminal penalties and/or jail for trading in Company securities or securities of Business Partners when they have Material Non-Public Information or for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Material Non-Public Information, or to whom they have made recommendations or expressed opinions on the basis of such information about trading securities. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges, and the Financial Industry Regulatory Authority (“FINRA”) use sophisticated electronic surveillance techniques to uncover insider trading.
(ii)Possible Disciplinary Actions. Insiders who violate this Policy will be subject to disciplinary action, up to and including termination of employment for cause, whether or not the Insider’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one’s reputation, and irreparably damage a career.
8.4Questions and Violations. Anyone with questions concerning this Policy or its application should contact the Legal Department. Any violation or perceived violation should be reported immediately to the Legal Department at Legal-Securities@academy.com.
9.0Broker Requirements for Section 16 Persons
The timely reporting of transactions requires tight interface with brokers handling transactions for Section 16 Persons. A knowledgeable, alert broker can also serve as a gatekeeper, helping to ensure compliance with Academy’s pre-clearance procedures and prevent inadvertent violations. Therefore, in order to facilitate timely compliance by Section 16 Persons with the requirements of Section 16 of the Exchange Act, brokers of Section 16 Persons need to comply with the following requirements:
•not to enter any order (except for orders under pre-approved 10b5-1 plans) without first verifying with the Legal Department that your transaction was pre-cleared and complying with the brokerage firm’s compliance procedures (e.g., Rule 144), and
•to report before the close of business on the day of the execution of the transaction by telephone and in writing via e-mail to the Legal Department, the complete (i.e., date, type of transaction, number of shares, price or such other details that may be reasonably requested by the Legal Department) details of every transaction involving the Company’s equity securities, including gifts, transfers, pledges and all 10b5-1 transactions.
Because it is the legal obligation of the Section 16 Person to cause any filings on Form 3, Form 4, Form 5, or Form 144 (or as may otherwise be required) to be made, you are strongly encouraged to confirm following any transaction that your broker has

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immediately e-mailed the required information to the Legal Department at Legal-Securities@academy.com.
10.0Confidentiality
Company Personnel should not disclose any confidential information to non-Company Personnel (including to family members), except when necessary to carry out the Company’s business and then only when the Company Personnel disclosing the information has no reason to believe that the recipient will misuse the information (for example, when such disclosures are authorized as necessary to facilitate negotiations with vendors, suppliers or customers under confidentiality agreements). When such information is disclosed, the recipient must be told that such information may be used only for the business purpose related to its disclosure and that the information must be held in confidence. Company Personnel should disclose Non-Public Information to other Company Personnel only in the ordinary course of business, for legitimate business purposes and in the absence of reasons to believe that the information will be misused or improperly disclosed by the recipient. Written information should be appropriately safeguarded and should not be left where it may be seen by persons not entitled to the information and Non-Public Information should not be discussed with any person within the Company under circumstances where it could be overheard. If you have specific questions regarding which disclosures, if any, about the Company may be appropriate to disclose to non-Company Personnel (including to family members) please contact the Legal Department.
In addition to other circumstances where it may be applicable, this confidentiality policy must be strictly adhered to concerning inquiries about the Company that may be made by securities analysts or other members of the financial community. It is important that responses to any such inquiries be made on behalf of the Company by a duly designated officer. Accordingly, Company Personnel should not respond to any such inquiries and should refer all such inquiries to the Chief Financial Officer, the Chief Legal Officer, or the head of Investor Relations. See also, Statement of Policy, Sections 3.4 and 3.5.
11.0Legal Effect of this Policy
The Company’s Policy with respect to insider trading and the disclosure of confidential information, and the procedures that implement this Policy, are not intended to serve as precise recitations of the legal prohibitions against insider trading and tipping which are highly complex, fact specific and evolving. Certain procedures are designed to prevent even the appearance of impropriety and in some respects may be more restrictive than the securities laws. Therefore, these procedures are not intended to serve as a basis for establishing civil or criminal liability that would not otherwise exist.
12.0Administration of this Policy
The Chief Legal Officer shall administer this Policy. In the absence of the Chief Legal Officer, Deputy General Counsel, an Associate General Counsel, or another Legal Department team member designated by the Chief Executive Officer or the Chief Legal Officer shall be responsible for the administration of this Policy.

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13.0Company Transactions
From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable securities and state laws (including appropriate approvals/authorizations by the Board of Directors or appropriate committee, if required) when engaging in transactions in Company securities (and/or in compliance with Company’s equity plans and award agreements, if applicable).

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ACKNOWLEDGMENT AND CERTIFICATION CONCERNING INSIDER TRADING POLICY1
    If you are a Restricted Person as described in Section 5.1, we ask that you acknowledge that you have received and read this Insider Trading Policy and since the date this Policy became effective, or such shorter period of time that you have been involved with Academy Sports and Outdoors, Inc. (the “Company”), you have complied with the Policy and will continue to comply with the Policy for as long as you are subject to the Policy. The Company may ask you to re-submit this acknowledgement on an annual basis, upon your designation as a Restricted Person or whenever the Insider Trading Policy is significantly updated.

    By my signature below, I acknowledge that I have read and received the Company’s Insider Trading Policy and since the date this Policy became effective, or such shorter period of time that I have been involved with the Company, I have complied with the Policy and will continue to comply with the Policy for as long as I am subject to the Policy.

Signature:

Name (printed):
Date:

1     Only Restricted Persons are required to sign this acknowledgement.